EXHIBIT 10.34

Cooperative Contract on the Project of Investment in Establishing Joway Hezhi Pharmaceutical Co., Ltd.

Party A: Mr. Zhihe Cai, as the representative of Tianjin Hezhi Pharmaceutical Co., Ltd.

Party B: Mr. Jinghe Zhang, as the representative of Tianjin Joway Shengshi Group Co., Ltd.

Based on the principle of mutual benefit, win-win and risk sharing, in order to give full play of each party’s complementary advantages in R&D, production, marketing network and market share, the two parties hereby reach an agreement on joint investment in establishing Joway Hezhi Pharmaceutical Co., Ltd., on the following terms and conditions agreed upon between the two parties after consultation.

1. The new project name is tentatively set as “Tianjin Joway Hezhi Pharmaceutical Co., Ltd.”, hereinafter referred to as “the Company”.

2. The place of incorporation and operating premises of the Company is North of Baozhong Road, Baodi Economic Development Zone, Tianjin City, covering an area of 51 Mu (34,000m2).

3. The registered capital of the Company is RMB20,000,000.

4. The investors are Mr. Zhihe Cai and Mr. Jinghe Zhang, the two shareholders of the Company. Mr. Cai invests RMB14,000,000, 70% of the total investment, and Mr. Zhang invests RMB6,000,000, 30% of the total investment. Both parties invest in cash.

5. Business scope of the Company: Chinese-Western preparations, health food, healthcare products, medical instruments, production, processing and sales of plain food, freightage and imports & exports. (Forms of health food: tablet, capsule, granule, oral liquid and tea. Healthcare products contain two categories, fitness equipments and medical instruments. Plain food refers to fast-consuming leisure food.)

6. Qualifications the Company should have: national GMP (Good Manufacturing Practice) certification, national QS (Qualify Safety) certification, Pharmaceutical Production License, Health Food Production License, Plain Food Production License. Choose pharmaceutical varieties to develop based on the development of the Company, and get GMP certification, Pharmaceutical Production License and Medical Instrument Production License accordingly.

7. Scale of Investment and Vision of the First-stage Project:

1) The total area is 51 Mu (34,000m2), and predicted total investment is RMB 50,000,000.

2) The predicted investment for first-stage project is RMB 18,000,000 which contains four major projects: construction project, 100,000-grade purification engineering, equipment procurement & installation and plant-wide underground pipe network. The construction project includes No.1 workshop, warehouse and office building (comprehensive living buildings to be determined).

3) The building area of No.1 workshop is approximately 6,000m2, including a two layer steel-structured warehouse for raw materials, auxiliary materials and finished products, a three layer frame-structured office building with an area of 1,500m2, and brick-structured comprehensive living buildings with an area of 1,500m2 (capital is limited to RMB 9,000,000).

4) Fire engineering, plant roads, underground pipe network and outdoor power substation depend on the actual situation, with a capital limitation of RMB 1,500,000.

5) Plant-wide landscaping depends on the actual situation.

6) 100,000-grade purification engineering covers an area of 2,000m2, and eight production lines will be separately set up for producing oral liquid, tablet, capsule, granule, tea, leisure food, medical instruments and fitness equipments, with a capital limitation of RMB 2,000,000.

7) About 25 sets of equipments will be purchased, and auxiliary equipments depend on the types to be needed. The entire engineering shall suffice the normal operation of the aforesaid eight production lines, and the capital is limited to RMB 3,000,000.

8) The planned capital injection in developing new products is RMB 1,000,000, with liquid capital of RMB 2,000,000.

9) Other expenditures on drawing design, geological surveying, construction supervision, environmental evaluation, planning approval, approval by the Construction Committee, surveying and mapping, line check, bidding, acceptance inspection, office furniture and equipments, various certificates and licenses, is limited to RMB 1,500,000. However, this is the general idea of subprojects and capital injection, the accurate budget is pursuant to the design drawing. Overall investment will be strictly controlled within RMB 18,000,000.

8. The personnel, organizational structure and financial management of the Company shall be decided after the launch of the project, on the principle of explicit position, job responsibility, open recruitment, two-side recognition, performance evaluation, appointment of talents and open and transparent accounts.

9. Responsibilities and Obligations of Party A:

1) Make sure the investment capital is in place in time.

2) Transfer at zero cost into the Company a product which has already been authorized an approval number of health food, and complete the formalities of registration.

3) Establish the preparation team with members from both parties and responsible for the preparation work.

4) Formulate the product technics layout, design scheme and equipment configuration plan.

5) Take charge of R&D and registration of new products.

6) Obtain GMP certification for health food, QS certification and other related certificates and licenses.

7) In charge of production after the Company goes into operation, and responsible for product quality, monthly and yearly sales targets and production profits.

8) Other work agreed by both parties.

10. Responsibilities and Obligations of Party B:

1) Make sure the investment capital is in place in time.

2) Transfer the 51 Mu of land to the Company at zero cost and register the land to the Company. Negotiate about land grant with the Management Committee of Baodi Economic Development Zone and Land Administration Bureau, get the Land Certification and obtain related legal documents and land payment voucher of Tianjin Baoxing Industrial and Trading Co., Ltd. after the consummation of the transfer, in order to get prepared for the assets evaluation, equity rights alteration and other issues in the future.

3) Cooperate with party A in the preparation work. Send specially-assigned person to work with party A in the process of design, planning, bidding, equipment procurement, acceptance inspection, and so on.

4) Take charge of the domestic and abroad sales, and responsible for the yearly sales target, sales profits and payments for products.

5) Develop marketing policies, establish and manage the sales team.

6) Other work agreed by both parties.

11. Both parties shall not conduct any behavior damaging the interests of the Company in respectively responsible projects.

12. The existing healthcare products and plain food of party A, under the premise of not conflicting with the market prices of party A’s products, can be sold as the Company’s products, with profits credited to the Company.

13.	The property right of the 51 Mu of land acquired in the name of Joway Group belongs to the Company.

14. The Company is recognized externally as the production enterprise of Joway Group, and serves for Joway Group’s application for direct selling license.

15.	Distribution of Profits and Further Investment

1) The Company’s result of operations shall be audited by independent accounting firm.

2) Net profit generated from the Company is year-end bonus, and the distributable amounts shall be decided through consultation by the two parties.

3) Bonus shall be distributed as per the proportion of each party’s investment.

4) In case further investment is necessary for the Company’s development, the two parties shall negotiate about the amount and re-invest according to the proportion of each party’s shares.

16. Assumption of Loss: If the Company suffers a loss resulted from the discrepancies on operation principle or mode, the two parties shall share the loss according to the proportion of each party’s investment. If the loss is resulted from the decision mistakes by either party, the party in fault shall bear 80% of the loss and the other party bears the rest of 20%.

17.	Default Liability

Both parties shall strictly abide by the Contract once it is signed by both parties. If either party breach the Contract, the default party is obliged to bear default responsibilities and compensate the other party the amount of the loss.

18. The two parties shall have consultations or sign supplementary contracts in case of other issues in the performance of the Contract.

19. The Contract is in quadruplicate, two copies for each party, and shall come into effect immediately after signing and sealing by both parties.

20. The Startup and Implementation Plan attached hereof is an appendix of this Contract and shall have equal legal effect with the Contract.

Party A:	Party B ;

Stamp:	Stamp

Signature:	Signature:

Date:	Date:

Startup and Implementation Plan of Joway Hezhi Pharmaceutical Co., Ltd.

Based on the mutual agreement on the main Contract, the two parties hereby reach an agreement on the Startup and Implementation Plan of Joway Hezhi Pharmaceutical Co., Ltd., on the following terms and conditions agreed upon between the two parties after consultation.

1. Registered Capital

The registered capital of the Company is RMB20,000,000. Party A is the holding side, investing RMB14,000,000, 70% of the total investment, and party B invests RMB6,000,000, 30% of the total investment. Both parties agreed to remit their investment capital to the mutual accepted bank account by ***, 2011. Once the capital is in place, party A shall take charge of capital verification, registration with Industrial and Commerce Administration Bureau, taxation registration, organization code registration, project approval by Development and Reform Commission, and other related approval procedures.

2. Management Group of the Preparation Work

Establish the management group of the preparation work, with Mr. Cai as group leader, Mr. Zhang as the vice leader, one person from each party as group members and all personnel shall be in position by **, 2011. The group members lay out work plan and process the formalities after the startup of the project. They contact, negotiate with and determine the companies providing services for design, constructions, purification engineering and geological survey, obtain approvals from environmental evaluation unit, Planning Bureau, Constructions Committee, Land Office, Fire Department, Construction Supervision Station, Surveying and Mapping Institute, Industrial and Commerce Administration Bureau and Taxation Authorities, and then formulate the design plan as early as possible to guide the overall work.

3. Organizational Structure of the Company

Based on mutual agreement after consultation, both parties agree that Mr. Cai serves as the President and legal person of the Company, Mr. Zhang serves as the Vice President, party A appoints the General Manager and party B appoints the Deputy General Manager. The two parties will negotiate about and draft the Articles of Incorporation together, set up the Board of Directors and the Board of Supervisors. The Company will consist of eight departments: Financial, Quality Management, R&D, Production Management, Supply, Equipment, Sales and Administration, and managerial personnel may be from the two parties or be recruited. Other related business principles, policies and management systems will be formed after the setup of the Board of Directors.

4. Financial Management

Financial management is the core of a cooperative company and shall be performed on the principles of perfect system, clear accounts, separately accounted for, open and transparent. Financial management begins at the point of the startup of the project and shall be executed according to the requirements on listed companies. Financial management includes two stages, project preparation and normal production and operation. This Plan only involves the financial management at the first stage. The financial staff include one general accountant and one verifying accountant. Cashier is served by the cashier of party A, whose office is temporarily at party A, the general accountant is from party A and the verifying accountant is from party B. The responsibilities of the general accountant: establishes the initial general ledger, accounts for and records every income and expenditure, formulates financial regulations, supervises the use of capital on each project, issues financial statements on monthly basis. The responsibilities of the verifying accountant: verifies the accounts of the general accountant, examines the large amounted income and expenditures, reviews the monthly financial statements, communicates with and reports to management if problems are detected, for the purpose of being responsible for the Company, making financial management open and transparent and protecting shareholders’ equity. Adhere to the principle of separate management of income and expenditure and signatures by one pen only, which means each income and expenditure can’t be effected without the signature of the President.

5. Management of Constructions in Progress

The management group of the preparation work shall manage the constructions in progress, review the qualifications of construction units, examine construction budget, negotiate and sign contracts, supervise construction quality, inspect main materials and coordinate all departments on site, aiming to ensure the constructions meet the quality requirements and are finished on time, to avoid rework wastes and to eliminate jobbery behaviors. As a result, each construction contract shall only be confirmed through open bidding, discussed and determined by the President and Vice President and signed by the President. Particularly, construction increase can not be implemented without the signatures by both parties.

6. Procedures of New Company Establishment, Approval of Constructions, Acceptance Inspection and Obtaining Land-use Right and Property Ownership Certification

1) When establishing the new Company, the Industrial and Commerce Administration Bureau will authorize the name of the Company, verify capital, ascertain the name of legal person and business scope, and issue Business License when lead approval documents are provided. Business License will then be submitted to taxation authorities together with application documents, after examination of which, the Tax Registration Certificate would be issued. Organization Code Certificate can be processed simultaneously. The difficulties at this stage is to get Food Hygiene License or Food Production License which are the lead approval documents, still pending, for business registration.

2) Report to Development and Reform Commission for project approval when the Company’s name and products are determined. If approved, a joint approval form will be issued to Environmental Protection Bureau, Fire Department, Industrial Economy Committee, Planning Bureau and Construction Committee for their approvals.

3) Constructions Design Procedures

Select design company and negotiate about charges. The design company will draft the preliminary design, issue general layout and effect drawings of the plant which shall be submitted to the Planning Bureau for the issuance of Planning Permit of Constructions. The design company shall at the same time issue construction drawings which is to be stamped by the Planning Bureau. The difficulties at this stage are the confirmation of the design plan, check of drawings and obtaining the Planning Permit of Constructions.

4) Other Issues before Applying for Constructions

Upon accomplishment of the preliminary design, get a geological surveying unit to do geological survey based on the general layout and get the survey report. As the project has been approved, carry out environment evaluation and obtain the evaluation report. The drawings, as completed, shall be checked by the Fire Department which will issue the Acceptance of the Filing of Fire Control Design. Meanwhile, the drawings should be submitted to the Civil Air Defense Department for approval. Every work at this stage is indispensible.

5) Procedures of Obtaining Land Certificate

Prepare the grant contract of state-owned land, get the Submissions for Site Selection of Approved Construction Project, 1:2000 verified map, Construction Land Ratification, verified map for constructions, Planning Permit of Constructions, Cadastral Survey Report from the Surveying and Mapping Institute and State-owned Land Use Certificate. The key work is to acquire the complete, effective and legal documents regarding the zero-cost transfer of the land.

6) Procedures with the Construction Committee

Choose supervision unit and construction unit through bidding, and report to the Construction Supervision Station for approval. Pay for bulk cement, wall materials change fee and civilized construction measures fee, provide bank deposit statement, and get the Permit of Constructions.

7) Acceptance Inspection and Procedures

The Planning Bureau lays out the line and checks the line and the Construction Committee examines the foundation subsoil, foundation, principal part, steel bar and performs acceptance inspection. The Planning Bureau joins the acceptance inspection and issue the Acceptance Certificate of Construction Planning. The procedures also include obtaining Measuring Technique Report on Planning Completion, Fire Control Electric Inspection Report, Fire Retardant Coating Testing Report, Fire Inspection Report, Environmental Protection Testing Report, Settlement Testing Report, Lightning Protection Testing Report, and so on.

8) Procedures of Obtaining Property Ownership Certificate

When the above documents are ready, apply for cadastral survey by the Third Surveying and Mapping Institute of Tianjin and estate measurement by Tianjin Real Estate Bureau from which to obtain Property Ownership Certificate.

The above eight items are the general procedures of new company establishment, acceptance inspection of constructions and obtaining Land Certificate and Property Ownership Certificate. They may change when policy changes and some items can be submitted for approvals simultaneously.

7. Purification Engineering

1) Design construction drawing based on the requirements of production and products and submit it to concerned departments for approvals.

2) Determine the construction unit, cost and period.

3) Acceptance inspection is measured by the air testing report.

4) Workshop ground engineering.

8. Equipment Procurement, Installation and Debugging

Select appropriate modeling equipments to meet the needs of production and products, install, debug and equip auxiliary facilities.

9. Power Distribution

1) The Power Supply Bureau authorizes the line, address and capacity.

2) Select the outdoor power substation type based on the power consumption of production and living, and report to the Power Supply Bureau for approval.

10. Plant-wide Landscaping and Roads Building

Depend on the actual situation.

11. Plant-wide Pipe Network

The plant-wide pipe network refers to heating, tap water, sewage, natural gas, telecommunication, cable and other underground engineering, which includes the opening fees charged by water supply company, heating company, telecommunication company, and natural gas company.

12. Annual production capacity after formally put into operation in 2013: 800 millions of tablets, 1,000 millions of capsules, 80 million bags of granules, 40 million bottles of drinks and oral liquid with volume of 10ml-200ml (30 millions for 10ml-50ml, 10 millions for 100ml-200ml), 50 million bags of tea, leisure food to be determined. Production personnel is between 60 and 100.

13. Achievement of Sales Plan

The sales of first year after the Company goes into operation reaches up to RMB 20,000,000.

1) Party B, as the leader in selling the Company’s products, sells products through its existing marketing network and channels, sets annual sales task according to product features and yearly production capacity and covers 50% of the task.

2) Party A sells products in traditional channels and accounts for 30% of the sales task.

3) 20% is to be finished through OEM according to actual production。

14. Business Objectives

1) Develop more than 10 varieties of its own health food and plain food within 3 years after the Company goes into operation.

2) Realize 30% gross profit.

3) Achieve 15% net profit.

4) Annual sales volume increases by 30%.

5) Annual net profit increases by 30%.

Expenditures Budget:

1) Raw materials and packing materials: 50%

2) Labor: 10%

3) Energy (water and electricity): 3%

4) Taxes: 5%

5) Marketing: 15%

6) Others: 20%

15. Scheduling

If the project is started in September 2011, it is estimated that the preliminary formalities are to be accomplished in April 2012, constructions will commence in mid-April and be completed in October, and trial production will begin in March 2013.

16. Constructions can not be indiscreetly started. Once the project is started, both parties shall strictly abide by the agreement. If either party breach the agreement, the default party shall bear default responsibilities and unconditionally compensate the other party the amount of the loss.

17. In case of aspects uncovered by this Plan or other issues emerging in the performance of this Plan, the two parties shall resolve it through consultations.

18. The Startup and Implementation Plan has equal legal effect with the Contract.

Party A:	Party B:

Date:	Date: